Exhibit 99.1
OFS CAPITAL CORPORATION ANNOUNCES SECOND QUARTER 2023 FINANCIAL RESULTS
THIRD QUARTER DISTRIBUTION INCREASED TO $0.34 PER SHARE
Chicago, IL - August 3, 2023 - OFS Capital Corporation (NASDAQ: OFS) (“OFS Capital,” the “Company,” “we,” “us,” or “our”) today announced its financial results for the fiscal quarter ended June 30, 2023.
SECOND QUARTER FINANCIAL HIGHLIGHTS
•Net investment income of $0.38 per common share for the quarter ended June 30, 2023, an increase from $0.37 per common share for the quarter ended March 31, 2023.
•Net loss on investments of $0.53 per common share; no new non-accrual loans during the quarter.
•Net asset value (“NAV”) per common share of $12.94, as of June 30, 2023.
•As of June 30, 2023, based on fair value, 95% of our loan portfolio consisted of floating rate loans and approximately 99% of our loan portfolio consisted of senior secured loans.
•For the quarter ended June 30, 2023, the investment portfolio’s weighted-average performing income yield increased to 13.8% from 13.0% during the prior quarter.
•On June 30, 2023, we paid a quarterly distribution of $0.33 per common share, and, on August 1, 2023, our Board of Directors declared a distribution of $0.34 per common share for the third quarter of 2023, a 3.0% increase compared to the prior quarter distribution, payable on September 29, 2023 to stockholders of record as of September 22, 2023.

SELECTED FINANCIAL HIGHLIGHTS (unaudited)	Three Months Ended
(Per common share)	June 30, 2023	March 31, 2023
Net Investment Income
Net investment income	$0.38	$0.37

Net Realized/Unrealized Gain (Loss)
Net realized loss on investments(1)	$(0.78)	$—
Net unrealized appreciation (depreciation) on investments	0.25	(0.09)
Net loss on investments	$(0.53)	$(0.09)

Earnings (Loss)
Earnings (loss)	$(0.15)	$0.28

Net Asset Value
Net asset value	$12.94	$13.42
Distributions paid	$0.33	$0.33

	As of
(in millions)	June 30, 2023	March 31, 2023
Balance Sheet Highlights (unaudited)
Investment portfolio, at fair value	$494.6	$499.8
Total assets	505.9	515.5
Net assets	173.4	179.8
(1) For the quarter ended March 31, 2023, net realized loss rounds to an amount of less than $0.01 per common share.
“We are pleased to announce a distribution increase for the third quarter of 2023”, said Bilal Rashid, OFS Capital’s Chairman and Chief Executive Officer. “Today we reported another increase in our quarterly net investment income, which rose to $0.38 per common share, and was the third consecutive increase in our quarterly net investment income. We believe our balance sheet is well positioned in the current interest rate environment with the vast majority of our loan portfolio being floating rate and the majority of our debt being fixed-rate. At the end of the second quarter, approximately 86% of our outstanding debt matures in 2026 or later, and more than half of our outstanding debt is unsecured.”

PORTFOLIO AND INVESTMENT ACTIVITIES
($ in millions)

	As of and for the Three Months Ended
Portfolio Overview	June 30, 2023	March 31, 2023
Average performing interest-bearing investments, at cost	$406.5	$410.0
Weighted-average performing income yield - interest-bearing investments(2)	13.8%	13.0%
Weighted-average realized yield - interest-bearing investments(3)	12.5%	11.8%
The weighted-average yield of our investments is not the same as a return on investment for our stockholders, but rather relates to our investment portfolio and is calculated before the payment of all of our fees and expenses.
(2)    Performing income yield is calculated as (a) the actual amount earned on performing interest-bearing investments, including interest, prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total performing interest-bearing investments at amortized cost.
(3)    Realized yield is calculated as (a) the actual amount earned on interest-bearing investments, including interest, prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total interest-bearing investments at amortized cost, in each case, including debt investments on non-accrual status and non-income producing structured finance securities.

	Three Months Ended
Portfolio Activity	June 30, 2023	March 31, 2023
Investments in debt and equity investments	$16.4	$9.9
Investments in structured finance securities	—	—
As of June 30, 2023, based on fair value, our investment portfolio was comprised of the following:
•Total investments of $494.6 million, which was equal to approximately 106% of amortized cost;
•Debt investments of $313.0 million in 44 portfolio companies;
•Equity investments of $99.6 million in 16 portfolio companies;
•Structured finance securities of $81.9 million in 23 investments; and
•Unfunded commitments of $15.8 million to 10 portfolio companies.
During the quarter ended June 30, 2023, no new loans were placed on non-accrual status.

RESULTS OF OPERATIONS
Investment Income
For the quarter ended June 30, 2023, total investment income increased to $14.5 million from $14.3 million in the prior quarter, primarily due to an increase in total interest income of $0.7 million. The increase in interest income was primarily due to an increase in our portfolio’s weighted-average performing income yield to 13.8% for the quarter ended June 30, 2023 from 13.0% in the prior quarter.
Expenses
For the quarter ended June 30, 2023, total expenses increased by $0.1 million to $9.4 million compared to the prior quarter, primarily due to an increase in interest expense stemming from increasing interest rates on our variable rate revolving credit facility with BNP Paribas.
Net Gain (Loss) on Investments
For the quarter ended June 30, 2023, we recognized a net loss on investments of $7.1 million, primarily due to unrealized depreciation of $4.3 million and $2.7 million on our structured finance securities and equity securities, respectively. For the quarter ended June 30, 2023, our loan portfolio experienced net gains of $1.0 million.
During the quarter ended June 30, 2023, we wrote-off a non-accrual loan and equity investment resulting in a loss of $0.4 million, net of the reversal of previously recognized unrealized depreciation, and a gross realized loss of $10.5 million on our invested capital.
LIQUIDITY AND CAPITAL RESOURCES
As of June 30, 2023, we had $6.8 million in cash, which includes $1.4 million held by our wholly owned small business investment company, OFS SBIC I, LP (“SBIC I LP”), and $3.5 million held by OFSCC-FS, LLC (“OFSCC-FS”), an indirect wholly owned subsidiary. Our use of cash held by SBIC I LP and OFSCC-FS is restricted by regulatory and/or contractual conditions, including limitations on the amount of cash SBIC I LP and OFSCC-FS can distribute to us.
As of June 30, 2023, we had an unused commitment of $24.5 million under our senior secured revolving credit facility with Pacific Western Bank, as well as an unused commitment of $48.9 million under our revolving credit facility with BNP Paribas, both of which are subject to borrowing base requirements and other covenants. As of June 30, 2023, we had outstanding commitments to fund investments totaling $15.8 million under various undrawn revolvers and other credit facilities.
CONFERENCE CALL
OFS Capital will host a conference call to discuss these results on Friday, August 4, 2023, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Go to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (844) 763-8274 (Domestic) or (412) 717-9224 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through August 18, 2023 and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #1478311.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the second quarter ended June 30, 2023.

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Assets and Liabilities
(Dollar amounts in thousands, except per share data)

	June 30, 2023	December 31, 2022
	(unaudited)
Assets
Total investments, at fair value (amortized cost of $466,684 and $474,880, respectively)	$494,579	$500,576
Cash	6,829	14,937
Interest receivable	2,322	2,202
Prepaid expenses and other assets	2,176	3,002
Total assets	$505,906	$520,717

Liabilities
Revolving lines of credit	$101,600	$104,700
SBA debentures (net of deferred debt issuance costs of $115 and $223, respectively)	45,805	50,697
Unsecured Notes (net of deferred debt issuance costs of $3,157 and $3,647, respectively)	176,843	176,353
Interest payable	3,928	3,947
Payable to adviser and affiliates	3,732	3,909
Accrued professional fees	344	444
Other liabilities	232	244
Total liabilities	332,484	340,294

Net assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,398,078 and 13,398,078 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	134	134
Paid-in capital in excess of par	184,841	184,841
Total distributable earnings (losses)	(11,553)	(4,552)
Total net assets	173,422	180,423

Total liabilities and net assets	$505,906	$520,717

Number of shares outstanding	13,398,078	13,398,078
Net asset value per share	$12.94	$13.47

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Operations (unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Investment income
Interest income	$14,101	$10,345	$27,494	$20,188
Dividend income	334	5	1,119	763
Fee income	91	82	196	427
Total investment income	14,526	10,432	28,809	21,378
Expenses
Interest expense	5,011	3,943	9,885	7,567
Management fee	1,883	2,056	3,777	4,076
Income Incentive Fee	1,280	—	2,518	—
Capital Gains Fee	—	(2,988)	—	(1,916)
Professional fees	429	352	865	759
Administration fee	440	423	922	874
Other expenses	360	398	769	765
Total expenses	9,403	4,184	18,736	12,125
Net investment income	5,123	6,248	10,073	9,253
Net realized and unrealized gain (loss) on investments
Net realized gain (loss), net of taxes	(10,408)	(190)	(10,412)	27
Net unrealized appreciation (depreciation), net of taxes	3,321	(14,882)	2,200	(9,599)
Net loss on investments	(7,087)	(15,072)	(8,212)	(9,572)
Loss on extinguishment of debt	—	—	(19)	(144)
Net increase (decrease) in net assets resulting from operations	$(1,964)	$(8,824)	$1,842	$(463)
Net investment income per common share – basic and diluted	$0.38	$0.47	$0.75	$0.69
Net increase (decrease) in net assets resulting from operations per common share – basic and diluted	$(0.15)	$(0.66)	$0.13	$(0.03)
Distributions declared per common share	$0.33	$0.29	$0.66	$0.57
Basic and diluted weighted average shares outstanding	13,398,078	13,425,477	13,398,078	13,423,970

ABOUT OFS CAPITAL
The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. The Company's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. The Company invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $5 million and $50 million. The Company offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. The Company's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940(4), as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; management's belief that the Company’s balance sheet is well positioned in the current interest rate environment due to a high percentage of floating rate loans in the portfolio and a majority of liabilities that have a fixed rate of interest, when there can be no assurance that such a composition will lead to future success; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission under the section “Risk Factors,” and in “Part II, Item 1A. Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com

(4)   Registration does not imply a certain level of skill or training